AT THE
AT RF MICRO DEVICES                                   FINANCIAL RELATIONS BOARD
Dean Priddy               Doug DeLieto                       Alison Ziegler
Chief Financial Officer   Dir., Investor Relations           (212) 445-8432
(336) 931-7152            (336) 931-7968

FOR IMMEDIATE RELEASE
JANUARY 20, 2004

                    RF MICRO DEVICES ANNOUNCES RECORD REVENUE
                             AND EARNINGS PER SHARE

DECEMBER QUARTER HIGHLIGHTS:

     |X|  Revenue Grows 18.1% Sequentially To $193.0 Million
     |X| Gross Profit Margin Increases 270 Basis Points Sequentially To 41.7% |X| Net Income Per Diluted Share Equals $0.13
     |X|  Company Adds Third Ten-Percent Customer
     |X|  Lead Frame  Modules  Released  And Ramping  Production  Into  Multiple
          Handsets
     |X| Company Currently Expects March Quarterly Revenue of $152 Million To $163 Million And Quarterly Earnings Per Share Of $0.02 To $0.04
     |X| Company Foresees Continued Market Recovery In Handsets In Calendar 2004 And Expects To Exceed The Overall Rate Of Growth In The Handset Market

GREENSBORO, NC, JANUARY 20, 2004 - RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2004 third quarter ended December 31, 2003.

FINANCIAL RESULTS
Revenue for the quarter was $193.0 million, an increase of 32.3% versus revenue of $145.8 million for the corresponding quarter of fiscal 2003, and a sequential increase of 18.1% versus revenue of $163.5 million for the quarter ended September 30, 2003. The record quarterly revenue reflected strength in the cellular handset market. Additionally, the December 2003 quarter contained 14 weeks, versus 13 weeks in the quarter ended September 30, 2003.

Gross  profit for the quarter  was $80.4  million,  an increase of 47.8%  versus
$54.4 million for the prior-year period, and a sequential increase of approximately 26.0% from $63.8 million for the September 2003 quarter. Gross profit margin increased sequentially to 41.7%, versus 39.0% in the prior quarter and 37.3% in the corresponding quarter of fiscal 2003. The year-over-year and sequential increases in gross profit margin were primarily attributable to higher volumes, improved yields and cost savings from the conversion from four-inch to six-inch gallium arsenide (GaAs) wafer fabrication.

Net income for the quarter was $28.2 million, or $0.13 per diluted share, compared to a net loss of $5.2 million, or ($0.03) per diluted share, for the corresponding quarter of fiscal 2003. During the third fiscal quarter of 2004, RFMD made an additional investment in Silicon Wave. Under Accounting Principals Board Opinion 18 ("The Equity Method of Accounting for Investments in Common Stock"), the increased investment triggered a change in the method of accounting used to account for this investment, from the cost method of accounting to the equity method of accounting. This change in accounting requires the Company to include its pro rata share of Silicon Wave's net (loss) income in RFMD's consolidated financial results. As a result of the change, net income for the prior quarter ended September 30, 2003 has been restated to $10.6 million, or $0.05 per diluted share, from $11.4 million, or $0.06 per diluted share.

FINANCIAL GUIDANCE AND BUSINESS OUTLOOK
RF Micro Devices currently anticipates March 2004 quarterly revenue of approximately $153 million to $162 million. Additionally, the Company currently expects diluted earnings per share in the range of approximately $0.02 to $0.04.

RF Micro Devices is enthusiastic about the growth prospects for the cellular handset market in calendar 2004 and believes its growth can continue to outpace the overall market. Additionally, the Company believes ongoing margin improvement initiatives and anticipated revenue growth will continue to have a favorable impact on profitability in calendar 2004.

The Company currently anticipates the sequential decline in demand for TDMA components in the March quarter will be more than seasonal. However, new product cycles are expected to ramp across multiple product segments throughout the March quarter and into fiscal 2005. The following new products are expected to grow incrementally in the March quarter:

     |X| The Company recently released a 30-square millimeter quad-band GSM/GPRS/EDGE power amplifier module, which is the world's smallest and represents a 75% reduction in footprint versus the prior-generation component. The quad-band PA module is expected to begin shipping to a major customer in the current quarter.
     |X| The Company is aggressively ramping to multiple customers the RF3146 Lead Frame Module(TM), which represents the next-generation of its industry-leading PowerStar(R) family of GSM power amplifier modules with integrated power control.
     |X| The Company is ramping a 3 mm x 3 mm CDMA Lead Frame Module, which has been selected by a top-five handset OEM for multiple handsets.
     |X| The Company is ramping new PA modules for the EDGE market to multiple customers and believes it has market leadership in this next-generation air interface standard.
     |X| The Company is ramping new PA modules for the WCDMA market to multiple customers and believes it has market leadership in this next-generation air interface standard.
     |X| The Company is ramping production volumes of its 802.11g radio for the wireless LAN market.
     |X| The Company is ramping production volumes of BLUETOOTH(R) components for a tier-one handset manufacturer for multiple CDMA handsets.
     |X| Finally, the Company is pleased to announce that it has received initial production orders for its POLARIS(TM) Total Radio(TM) transceiver for delivery in the March quarter. RFMD now expects shipments of both POLARIS(TM) 1 and POLARIS(TM) 2 will begin in the first half of calendar 2004 and ramp in the second half of the year.

COMMENTS FROM MANAGEMENT
Bob Bruggeworth, president and CEO of RF Micro Devices, said, "We're extremely pleased to announce all-time quarterly records in revenue and earnings per share, driven primarily by seasonal strength in the handset market, gross margin improvement initiatives and expense control across the organization. Our performance in cellular power amplifiers is especially noteworthy, as evidenced by market share gains and our introduction of innovative new products, such as our next-generation PowerStar(R) RF3146 power amplifier module and the world's smallest GSM/GPRS/EDGE power amplifier module, measuring just thirty square millimeters. Our POLARIS products continue to gain design momentum, and we're pleased to announce that we recently received initial production orders from a leading handset ODM manufacturing for delivery in the March quarter."

Dean Priddy, CFO and vice president of administration, said, "We're pleased with the improvements we made in our financial performance in the December quarter. As we enter 2004, we believe the handset industry fundamentals have significantly improved, as compared to 2003. These improved fundamentals, combined with the ramp of several exciting new products, our ability to achieve customer and market diversification and the structural improvements we've made to our cost structure, are expected to enable us to significantly outpace last year's financial results."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at WWW.FULLDISCLOSURE.COM or WWW.RFMD.COM (under Investor Info). The call will also be available live by dialing (303) 262-2075, and a replay will be available by dialing (303) 590-3000 and entering pass code 565527.

RF Micro  Devices,  Inc.,  an ISO  9001- and ISO  14001-certified  manufacturer, designs, develops, manufactures and markets proprietary RFICs primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs, and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit WWW.RFMD.COM.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and test, tape and reel facilities and the Company's conversion from four-inch to six-inch wafer manufacturing, its ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, its ability to control and reduce costs and improve gross margins on highly integrated products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.


                                      # # #


RF MICRO DEVICES(R), RFMD(R), POLARIS(TM)TOTAL RADIO(TM), PowerStar(R)and Lead Frame ModuleTM are trademarks of RFMD, LLC. BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc. All other trade names, trademarks and registered trademarks are the property of their respective owners.

   For more information about RFMD, please visit our website at WWW.RFMD.COM.


                             Financial Tables Follow


                                          RF MICRO DEVICES, INC. AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                                      DECEMBER 31,                              DECEMBER 31,
                                                               2003              2002                    2003              2002
                                                            (UNAUDITED)      (UNAUDITED)              (UNAUDITED)       (UNAUDITED)
                                                         ----------------  ---------------         ---------------   ---------------

Total revenue                                                    $ 192,973          $ 145,813          $ 487,958          $ 369,490

Costs and expenses:
     Cost of goods sold                                            112,555             91,387            302,491            227,629
     Research and development                                       31,894             24,408             93,797             70,029
     Marketing and selling                                          11,891              9,076             33,625             26,222
     General and administrative                                      5,722              4,658             15,493             13,635
     Other operating expense                                           527             10,500              1,581             11,853
                                                                 ---------          ---------          ---------          ---------

         Total costs and expenses                                  162,589            140,029            446,987            349,368
                                                                 ---------          ---------          ---------          ---------

Operating income                                                    30,384              5,784             40,971             20,122
Equity (loss) in investment                                           (781)              --               (1,737) (1)           --
Other(expense) income, net                                          (1,342)           (10,909)            (8,274)           (16,342)
                                                                 ---------          ---------          ---------          ---------

Income (loss) before income taxes                                $  28,261          $  (5,125)         $  30,960          $   3,780
Income tax expense                                                      61                 58                393                129
                                                                 ---------          ---------          ---------          ---------

Net income (loss)                                                $  28,200          $  (5,183)         $  30,567          $   3,651
                                                                 =========          =========          =========          =========

Net income (loss) per share, diluted                             $    0.13          $   (0.03)         $    0.16          $    0.02
                                                                 =========          =========          =========          =========
Weighted average outstanding diluted
shares                                                             222,889            170,642            210,369            174,752
                                                                 =========          =========          =========          =========


(1)  Includes the  Company's  share of equity loss of an investee of $1 million for the first and second fiscal quarters of fiscal 2004,  which reflects a retroactive  restatement of such quarterly  amounts due to a change in  accounting  from the cost method of  accounting to the equity method of accounting for the investment.




                           RF MICRO DEVICES, INC. AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (IN THOUSANDS)

                                                              DECEMBER 31,        MARCH 31,
                                                                2003                2003
                                                              (UNAUDITED)
                                                            --------------      ------------
ASSETS
Current assets:
     Cash and cash equivalents                             $    192,021        $    164,422
     Short-term investments                                     115,713              92,187
     Accounts receivable, net                                    88,000              66,849
     Inventories                                                 57,055              57,781
     Other current assets                                         8,639              11,382
                                                           ------------        ------------
         Total current assets                                   461,428             392,621

Property and equipment, net                                     296,503             312,013
Goodwill                                                        110,006             110,006
Long-term investments                                            63,954              59,440
Intangible assets, net                                           51,740              56,486
Other assets                                                      1,960               2,259
                                                           ------------        ------------
         Total assets                                      $    985,591        $    932,825
                                                           ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities              $     57,214        $     46,879
     Other short-term liabilities, net                              223              30,661
                                                           ------------        ------------
         Total current liabilities                               57,437              77,540

Long-term debt, net                                             324,329             295,865
Other long-term liabilities                                       4,373               2,020
                                                           ------------        ------------
         Total liabilities                                      386,139             375,425

Shareholders' equity:
         Total shareholders' equity                             599,452 (2)         557,400
                                                           ------------        ------------

         Total liabilities and shareholders' equity        $    985,591        $    932,825
                                                           ============        ============



(2) Reflects the Company's year-to-date equity loss of $1.7 million in an investee, which reflects a change in accounting from the cost method of accounting to the equity method of accounting for the investment.
